Exhibit 10.1

20    RESTRICTED STOCK UNIT AWARD

AGREEMENT EVIDENCING A GRANT OF
RESTRICTED STOCK UNITS

1.     GRANT OF UNITS.   Pursuant to the Lehman Brothers Holdings Inc. (“Holdings”) 2005 Stock Incentive Plan (the “Plan”), you are hereby granted, as of                     , 20     (the “Date of Grant”), the number of Restricted Stock Units (“Units”) for shares of Holdings’ common stock, par value $.10 per share (the “Common Stock”), set forth on the award statement with your name on it delivered to you herewith (which number of Units may be adjusted pursuant to Paragraph 8 below).

2.     ADDITIONAL DOCUMENTS; DEFINITIONS.   You have been provided with a copy of the Plan, which is incorporated in this instrument by reference and made a part hereof, and a copy of the Plan prospectus.  The Plan and the prospectus should be carefully examined.  In the event of any conflict or ambiguity between this instrument and the Plan, the terms of the Plan shall govern.  All capitalized terms not defined herein or on Annex A attached hereto shall have the meaning ascribed to such terms under the Plan.

3.     VESTING.   Subject to Paragraph 4, Units awarded to you hereunder shall become vested in accordance with the following vesting schedule:

•                       % of the Principal Units (     % of the total award) shall become vested on                     , 20    .

•                       % of the Principal Units (     % of the total award) shall become vested on                     , 20    .

•                  The remaining      % of the Principal Units (     % of the total award) shall become vested on                     , 20    .

•                       % of the Discount Units (     % of the total award) shall become vested on                     , 20    .

•                  The remaining      % of the Discount Units (     % of the total award) shall become vested on                     , 20    .

4.     ENTITLEMENT TO RECEIVE COMMON STOCK.

(a)               General Rule.  Unless otherwise set forth herein, you shall receive one share of Common Stock for each Unit that has become vested and which you hold in accordance with the following maturity schedule:

•                       % of the Principal Units shall mature on                     , 20    .

•                       % of the Principal Units shall mature on                     , 20    .

•                  The remaining      % of the Principal Units shall mature on                     , 20    .

•                       % of the Discount Units shall mature on                     , 20    .

•                  The remaining      % of the Discount Units shall mature on                     , 20    .

                             (each, the “Maturity Date(s)”), provided that the Units have not otherwise been terminated pursuant to the terms and conditions hereof.  Unless otherwise provided herein, you shall be entitled to receive freely transferable shares of Common Stock as soon as practicable after the Maturity Date(s), but no later than December 31st of the year in which such shares mature.

(b)               Effect of Detrimental Activity.  Notwithstanding any other provision of this Agreement, if you engage in Detrimental Activity at any time prior to the date on which delivery of shares of Common Stock in respect of your Units is called for hereunder, all Units held by you, whether or not vested, shall be terminated, forfeited, cancelled, and you shall have no further right to any shares of Common Stock relating thereto.

(c)               Occurrence of Death, Disability While You Are Employed.  Without limiting Paragraphs 4(b), 4(d)(ii), 7, 9, 14 and 15, in the event of the occurrence of your death or Disability while you are employed with Holdings or any Affiliate, all of your then outstanding Units held by you shall become immediately vested and deliverable, and you shall, on the 30th day thereafter, receive freely transferable shares of Common Stock.

(d)               Effect of Termination.  Without limiting Paragraph 9 hereof, in the event of your Termination, the following rules shall apply:

(i)                        Voluntary Termination.  Except as otherwise provided for in Paragraphs 4(d)(iv)  or 9 hereof, in the event of your voluntary Termination (i) you shall be entitled to receive upon the Maturity Date(s) freely transferable shares of Common Stock for all vested Principal Units and (ii) shares equal to      % of the Discount Units multiplied by each full year of your employment with Holdings or a Subsidiary after                     , 20     and before your Termination shall become vested (to the extent not previously vested) and deliverable upon the Maturity Date(s); provided that, in the case of voluntary Termination for Select Governmental Service all Units shall become immediately vested and shall be converted to Common Stock and be issued to you (x)       days following the Termination date or, if earlier, the date(s) required by applicable law or governmental regulation as a condition for your Select Governmental Service, in each case, to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4)(iii) or (y) upon the Maturity Date(s) in the event that accelerated delivery is not permitted under Treas. Reg. Section 1.409A-3(j)(4)(iii).  All other terms and conditions of this Agreement and the Plan shall continue to apply to any such vested Units.

(ii)                    Involuntary Termination with Cause.  In the event of your involuntary Termination with Cause, all Units that have not been delivered, whether or not vested, shall be terminated, forfeited and cancelled, and you shall have no further right to any shares of Common Stock relating thereto.

(iii)                Involuntary Termination without Cause.  Except as otherwise provided for in Paragraphs 4(c), 4(d)(iv) and 9, and subject to Paragraphs 4(b), 7, 14 and 15, in the event of your involuntary Termination without Cause, (i) you shall be entitled to receive upon the Maturity Date(s) freely transferable shares of Common Stock for all Principal Units and (ii) shares equal to      % of the Discount Units multiplied by each full year of your employment with Holdings or a Subsidiary after                     , 20     and before your Termination shall become vested (to the extent not previously vested) and deliverable upon the Maturity Date(s).  Your entitlement to receive freely transferable shares of Common Stock for all Principal Units and any Discount Units is expressly conditioned on your timely execution of a release in such form as may be required by Holdings or any Subsidiary and in accordance with Holdings’ (or Subsidiary’s) policies and procedures then in effect.  All other terms and conditions of this Agreement and the Plan shall continue to apply to any such vested Units.

(iv)                   Occurrence of Death or Disability following Termination.  Without limiting the applicability of Paragraphs 4(c), 7, 9, 14 and 15 hereof and notwithstanding the foregoing provisions of Paragraph 4(d)(i) and (iii) in the event of your death or Disability following Termination, all outstanding Units held by you that were vested at or by reason of your Termination shall at that time become immediately deliverable and you shall, on the 30th day thereafter, receive freely transferable shares of Common Stock.

Any shares of Common Stock that become deliverable pursuant to this Paragraph 4(d) (other than Paragraph 4(d)(iv)) shall be delivered to you as soon as practicable after the Maturity Date(s), but no later than December 31st of the year in which such Maturity Date occurs, subject to the application of Paragraphs 4(b), 9, and 15.  Any remaining Units that are not deliverable pursuant to the provisions of Paragraph 4(d) or otherwise under this Agreement or the Plan shall be terminated, forfeited and be cancelled by Holdings, and you shall have no further right to any shares of Common Stock relating thereto.

For purposes of this Agreement, Holdings and/or the Committee, as applicable, shall determine in its sole discretion whether or not your Termination is voluntary, involuntary, or with or without Cause, whether or not you have engaged in Detrimental Activity, or whether or not you meet the definition of Disability.

(e)               Affidavit.  You may be requested, from time to time after your Termination, to complete and sign an affidavit with respect to Detrimental Activity, which includes representations and authorizes Holdings to verify the representations.  Any failure on your part to complete, sign and return the affidavit as required may cause you to forfeit all Units held by you at that time or, to repay to Holdings the full gross amounts or shares you received under this Agreement as may be applicable.

5.     DIVIDEND EQUIVALENTS.   With respect to each dividend or distribution paid or made on Common Stock to holders of record on or after the Date of Grant of your Units, with respect to each then outstanding Unit you then hold, you shall be credited with a number of additional Units equal in value to such dividend or distribution as of the date of such dividend or distribution, subject to Paragraph 8.  Such additional Units shall vest and become deliverable at the same time and subject to the same conditions as the Units to which they correspond.

6.     LIMITATION ON OBLIGATIONS.   Holdings’ and any Subsidiary’s obligation with respect to the Units granted hereunder is limited solely to the delivery to you of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall Holdings or any Subsidiary become obligated to pay cash in respect of such obligation.  If the date on which shares of Common Stock with respect to Units are to be delivered to you falls on a non-business or non-trading day, such shares shall be delivered on the immediately succeeding trading day.  Whenever shares with respect to Units are required to be delivered on the 30th day following a specific triggering event, and such 30th day falls within the same tax year as the triggering event, the delivery may be made earlier, at the discretion of Holdings.

7.     NON-ASSIGNMENT.   Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by you, except by will or the laws of descent and distribution.  If you or anyone claiming under or through you attempts to violate this Paragraph 7, such attempted violation shall be null and void and without effect, and Holdings’ obligation to deliver any shares of Common Stock hereunder shall terminate.

8.     EQUITABLE ADJUSTMENT.   In the event of a Change in Capitalization occurring on or after the Date of Grant specified above and prior to the date you receive shares with respect to the Units, the number and kind of shares of Common Stock which may be delivered with respect to Units shall be adjusted so as to reflect such change.

9.     CHANGE IN CONTROL.

(a)                      Vesting of Units Following a Change in Control.  Following a Change in Control, except to the extent that (i) you are entitled to earlier vesting pursuant to Paragraphs 3 and 4 or (ii) your Units are forfeited pursuant to Paragraph 4 due to your engagement in Detrimental Activity, Termination with Cause or voluntary Termination, all of your Units shall vest upon the later of (x) 18 months following such Change in Control or (y) a date determined by the Committee that is within 15 days of November 30 of the Fiscal Year following the Fiscal Year in which the Change in Control occurs (such later date, the “Change in Control Vesting Date”).  Additionally, all of your Units (including Principal and Discount Units) shall become immediately vested in the event of your involuntary Termination without Cause following the Change in Control but prior to the Change in Control Vesting Date.

(b)                     Delivery of Common Stock Following a Change in Control.  Following a Change in Control, except to the extent that (i) you are entitled to receive earlier delivery of shares of Common Stock pursuant to Paragraph 4 or (ii) your Units are forfeited pursuant to Paragraph 4 due to your engagement in Detrimental Activity, Termination with Cause or voluntary Termination, you shall receive shares of Common Stock in respect of your Units on the Change in Control Vesting Date; provided, however, that in the event of your Termination for any reason other than due to death or Disability following the Change in Control but prior to the Change in Control Vesting Date, you shall receive shares of Common Stock in respect of your then vested Units upon the earlier of (x) the last day of the fiscal quarter that ends after the first anniversary of the date of your Termination or (y) the Change in Control Vesting Date.

10.   AMENDMENT.   The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate (including, but not limited to, the acceleration provisions), including, without limitation, in order to satisfy applicable requirements of Section 162(m) and Section 409A of the Code, as amended from time to time (whether or not your rights are adversely affected).

11.   BINDING ACTIONS.   Any action taken or decision made by the Committee or its designees arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you.  By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Committee or its designees.

12.   NO RIGHT TO CONTINUED EMPLOYMENT.   The grant of Units shall not confer on you any right to be retained in the employ of Holdings or a Subsidiary, or to receive subsequent Units or other awards under the Plan.  The right of Holdings or any Subsidiary to terminate your employment with it at any time or as otherwise provided by any agreement between Holdings or any Subsidiary and you is specifically reserved.

13.   APPLICABLE LAW.   The validity, construction, interpretation, administration, and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.   WITHHOLDING/DEDUCTIONS.   Holdings shall have the right to deduct applicable taxes from all amounts payable to you arising as a result of the grant, vesting or payment hereunder. It shall be a condition to the obligation of Holdings to deliver shares of Common Stock hereunder (a) that you (or, in event of your death, your estate or any person who acquires the right to this award by bequest or inheritance or otherwise by reason of your death) pay to Holdings or its designee, upon its demand, in accordance with the Plan, either in the form of cash or freely transferable shares of Common Stock such amount as may be required for the purpose of satisfying its obligation or the obligation of any other person to withhold or satisfy any taxes required by law which are incurred by reason of or are otherwise due as a result of the grant, vesting or delivery of such shares of Common Stock, (b) that where determined necessary or appropriate by the Firm in its sole discretion, the Firm may direct the sale of any shares of Common Stock delivered in respect of any Units to satisfy any such amounts in Paragraph 14(a) hereof and (c) that you (or, in the event of your death, your estate or any person who acquires the right to this award by bequest or inheritance or otherwise by reason of your death) provide

Holdings with any forms, documents or other information reasonably required by Holdings in connection with the grant or vesting of the Units or delivery of shares of Common Stock hereunder.  If the amount requested for the purpose of satisfying the withholding or other tax obligation is not paid, you hereby direct Holdings to withhold shares of Common Stock and/or related dividend equivalents and to otherwise sell shares of Common Stock delivered hereunder in order to fulfill any such obligation.  Holdings shall further have the right to deduct from all amounts remaining payable to you after satisfaction of the minimum statutory withholding obligations described above, the amount of any deficit, debt, tax obligation or other liability or obligation of any kind which you may at that time have with respect to Holdings or any Subsidiary; provided, however, that no such right to deduct or offset shall arise or otherwise be deemed to arise until the date upon which shares of Common Stock are deliverable hereunder.

15.   CODE SECTION 409A.   It is intended that none of the Units or payments otherwise due hereunder shall be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition upon you of an additional tax under Section 409A of the Code; provided that neither Holdings nor any of its employees or representatives shall have any liability to you with respect to any such taxes.  In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments hereunder may not be made at the time contemplated by the terms of this Agreement or the Plan, as the case may be, without causing you to be subject to taxation under Section 409A of the Code, Holdings will make such payment on the first day that would not result in your incurring any tax liability under Section 409A of the Code.

ANNEX A

DEFINITIONS

“Cause” means a material breach by a person of an employment contract between the person and Holdings or any Subsidiary, failure by a person to devote substantially all business time exclusively to the performance of his or her duties for Holdings or any Subsidiary, willful misconduct, dishonesty related to the business and affairs of Holdings or any Subsidiary, conviction of a felony or of a misdemeanor constituting a statutory disqualification under U.S. securities laws (or failure to contest prosecution for a felony or such a misdemeanor), habitual or gross negligence in the performance of a person’s duties, solicitation of employees of Holdings or any Subsidiary to work at another company, improper use or disclosure of confidential information, the violation of policies and practices adopted by Holdings or any Subsidiary including, but not limited to the Code of Conduct, or a material violation of the conflict of interest, proprietary information or business ethics policies of Holdings or any Subsidiary, or such other circumstances as may be determined in the sole discretion of the Committee.

“Change in Capitalization” means the occurrence of a circumstance described in Section 14 of the Plan.

“Committee” means the Compensation and Benefits Committee.

“Detrimental Activity” means (i) using information received during a person’s employment with Holdings or any of its Subsidiaries relating to the business affairs of Holdings or any of its Subsidiaries, affiliates or clients, in breach of such person’s undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of Holdings or any of its Subsidiaries or affiliates to terminate employment with any of the foregoing or to breach any of the terms of his or her employment with the foregoing; (iii) directly or indirectly making any statement that is, or could be, disparaging of Holdings, its Subsidiaries or affiliates, or any of their affiliates (except as necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); or (iv) directly or indirectly engaging in any activity that is, or could be, substantially injurious to the financial condition, reputation, or goodwill of Holdings or its Subsidiaries or affiliates, in each case as determined in the sole discretion of the Committee.

“Disability” means a disability under both the Holdings Long-Term Disability Insurance Plan and the Social Security Act.

“Discount Units” means the number of Units (and any dividend equivalents related thereto) related to      % of the total number of Units awarded.

“Principal Units” means the number of Units (and any dividend equivalents related thereto) related to the undiscounted base portion of the award (     % of the total number of Units awarded).

“Select Governmental Service” means:

1.             Any elected office at the Federal or State executive or legislative level;

2.                                       Any Executive branch position which is either at the Cabinet level or which directly reports to a Cabinet official or to the President;

3.                                       Ambassador or Consul General, or senior policy making function reporting directly to Ambassador or Consul General;

4.                                       Executive officer of a self regulatory organization, or Chairman, Commissioner or executive officer of a federal regulatory agency, or senior policy official reporting directly to any such individuals;

5.                                       Member of Board of Governors of any Federal Reserve Bank, or any senior policy maker reporting directly to any such individual; and

6.                                       Any position determined by the Committee to involve duties or authority that are similar to those positions described in any of items (1) through (5) above.

“Termination” means the end of your active service with Holdings or a Subsidiary.  The reason for your Termination for purposes of this agreement shall be as determined in the sole discretion of the Committee.